Special Meeting of Shareholders (unaudited)

A special meeting of shareholders of the Growth
Fund series of WM Trust II was convened on February 7, 2002, at which shareholders approved three new Sub-advisory Agreements, as described in the Prospectus/Proxy Statement.

To approve the Sub-advisory Agreement relating to the Fund among the Fund, WM Advisors, Inc. and
Columbia Management Company.


			Affirmative 	Against      Abstained 	    Total
Voted Shares 		17,966,746.720  229,509.733  244,605.227    18,440,861.680
% of Outstanding Shares 46.366%   	.592%	      .631%	    47.589%
% of Shares Voted	97.429%		1.245%	     1.326%	    100.000%

To approve the Sub-advisory Agreement relating to the Fund among the Fund, WM Advisors, Inc. and
OppenheimerFunds, Inc.


			Affirmative	Against	     Abstained	    Total
Voted Shares		18,016,438.037	198,115.920  226,307.723    18,440,861.680
% of Outstanding Shares	46.494%		 .511%	      .584%	    47.589%
% of Shares Voted	97.698%		1.075%	     1.227%	    100.000%

To approve the Sub-advisory Agreement relating to the Fund among the Fund, WM Advisors, Inc. and
Janus Capital Management.


			Affirmative	Against      Abstained	    Total
Voted Shares		17,961,315.301	253,874.816  225,671.563    18,440,861.680
% of Outstanding Shares	46.352%		 .655%	      .582%	    47.589%
% of Shares Voted	97.400%		1.376%	     1.224%    	    100.000%